As filed with the Securities and Exchange Commission on May 17, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2235832
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2501 Cedar Springs Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Crosstex Energy, Inc. 2009 Long-Term Incentive Plan

(Full title of the plan)

Joe A. Davis

Crosstex Energy, Inc.

2501 Cedar Springs

Dallas, Texas 75201

(Name and address of agent for service)

(214) 953-9500

(Telephone number, including area code, of agent for service)

Copy to:

Douglass M. Rayburn

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,785,000 shares	$19.79	$35,325,150.00	$4,818.35

(1)                                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock that may be issuable upon any stock split, stock dividend or similar transaction with respect to these shares of common stock are also being registered hereunder.

(2)                                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of common stock as reported on The Nasdaq Global Select Market on May 14, 2013.

EXPLANATORY NOTE

This Registration Statement (this “Registration Statement”) is being filed, in accordance with General Instruction E to Form S-8, solely to register the issuance of an aggregate of up to 1,785,000 additional shares of common stock of Crosstex Energy, Inc., all of which were authorized pursuant to an amendment and restatement of the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan (as amended to date, the “Plan”), approved by the Board of Directors of Crosstex Energy, Inc. on February 28, 2013 and our stockholders on May 9, 2013.  We previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on May 11, 2009 (File No. 333-159139) covering 2,600,000 shares of common stock authorized for issuance under the Plan (the “Prior Registration Statement”). Except as supplemented by the information set forth below, the contents of the Prior Registration Statement are incorporated herein by reference. References in this Registration Statement to “us” or “we” are references to Crosstex Energy, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

We incorporate by reference the following documents filed by us with the Commission:

(1)                                 our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 1, 2013;

(2)                                 our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013;

(3)                                 our Current Reports on Form 8-K filed on January 10, 2013, January 29, 2013, March 1, 2013, March 6, 2013, May 9, 2013, May 10, 2013, May 13, 2013 and May 17, 2013 (in each case to the extent filed and not furnished);

(4)                                 the audited historical financial statements of Clearfield Energy, Inc., and its subsidiaries included in Item 9.01(a) of our amended current report on Form 8-K/A filed on August 1, 2012; and

(5)                                 the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A, filed on December 31, 2003 and any amendments or reports filed with the Commission for the purpose of updating that description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this

Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination that the present or former director, officer, employee or agent has met the applicable standard of conduct and, in the case of a person who is a director or officer of the corporation at the time of such determination, such determination shall be made by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Also, Article VI of our bylaws provides for the indemnification of our directors and officers and those persons who serve at our request as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  Our Amended and Restated Certificate of Incorporation provides for that limitation of liability.

We have entered into indemnification agreements with our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections.  The indemnity agreements provide that directors will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in any action or proceeding as our directors or executive officers, including any action on account of their services as executive officers or directors of any other company or enterprise when they are serving in such capacities at our request, and including any action by or in the right of us. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party.  We must pay in advance of a final disposition of a proceeding to which the indemnitee is not a party.  We must pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee no later than 10 days after its receipt of an undertaking by or on behalf of the indemnitee to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by us.  The indemnity agreements also provide the indemnitee with remedies in the event that we do not fulfill our obligations under the indemnity agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company as set forth above, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.         Exhibits.

Number		Description

4.1	—

Amended and Restated Certificate of Incorporation of Crosstex Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated October 26, 2006, filed with the Commission on October 31, 2006).

4.2	—

Third Amended and Restated Bylaws of Crosstex Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 22, 2006, filed with the Commission on March 28, 2006).

4.3	—

Crosstex Energy, Inc. 2009 Long-Term Incentive Plan, as amended and restated on May 9, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.4	—	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.5	—	Form of Performance Share Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated June 27, 2007, filed with the Commission on July 3, 2007).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Kreischer Miller.

23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 17th day of May, 2013.

CROSSTEX ENERGY, INC.

By:	/s/ Michael J. Garberding
Michael J. Garberding
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Michael J. Garberding and Joe A. Davis, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him in any and all capacities, to sign and file any and all amendments to this Registration Statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2013
Barry E. Davis

/s/ Leldon E. Echols	Director	May 17, 2013
Leldon E. Echols

/s/ James C. Crain	Director	May 17, 2013
James C. Crain

/s/ Bryan H. Lawrence	Director	May 17, 2013
Bryan H. Lawrence

/s/ Cecil E. Martin	Director	May 17, 2013
Cecil E. Martin

/s/ Robert F. Murchison	Director	May 15, 2013
Robert F. Murchison

/s/ Michael J. Garberding	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2013
Michael J. Garberding

EXHIBIT INDEX

Number		Description

4.1	—

Amended and Restated Certificate of Incorporation of Crosstex Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated October 26, 2006, filed with the Commission on October 31, 2006).

4.2	—

Third Amended and Restated Bylaws of Crosstex Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 22, 2006, filed with the Commission on March 28, 2006).

4.3	—

Crosstex Energy, Inc. 2009 Long-Term Incentive Plan, as amended and restated on May 9, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.4	—	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.5	—	Form of Performance Share Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated June 27, 2007, filed with the Commission on July 3, 2007).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Kreischer Miller.

23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on the signature page to this Registration Statement).